Exhibit 10.2

CONVERTIBLE DEBT AMENDMENT

Trillium Partners LP(the “Holder”) is the holder of various outstanding promissory notes (each a “Note and collectively “Notes”) issued by Bantek, Inc. (f.k.a. Drone USA, Inc.) (the “Company”) set forth hereto on Schedule A. The Notes represent all promissory notes and/ or other securities issued by Company to Holder which are convertible or exercisable into shares of the Company’s common stock.

The Holder and the Company now desire to amend the Notes as follows:

All provisions contained in the Notes which establish the right of Holder to convert any portion of the principal and/ or interest of such Notes into shares of the Company’s common stock shall be deleted and have no further effect. To the extent Holder has submitted a conversion notice to the Company in respect of any Note which remains pending as of the date of this Amendment, such conversion notice shall no longer be valid, and the Company shall have no further obligation to honor any pending conversion notice in respect of such Note. This Amendment shall be absolute and shall not be waivable in the future by the parties.

Notwithstanding the above, all other terms and provisions of the Notes shall remain in full force and effect. Nothing in this Amendment shall be construed to relieve the Company of its absolute obligation to pay Holder the principal amount plus accrued interest set forth in the Notes according to their terms. This Agreement shall be construed as to validity and performance, and shall be enforced in accordance with and governed by the laws of the jurisdiction as set forth in the Notes.

Dated: November 1, 2019

Trillium Partners LP		Bantek, Inc. (f.k.a. Drone USA, Inc.)

By:		By:
Title:	Mgr of GP	Title:	CEO

SCHEDULE A

PROMISSORY NOTES

Issuance Date	Principal Amount	Interest Rate

6/20/19	$6,000	12%

7/12/19	$10,000	10%